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                                                                   EXHIBIT 4.1-a



                                WARRANT AGREEMENT


UStel, Inc., a Minnesota corporation (Company), and American Securities Transfer & Trust, Inc. (AST), 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, a Colorado corporation (Warrant Agent), agree as follows:

         1. Purpose. The Company proposes to publicly offer and issue 1,552,500 units (Units), each Unit consisting of (i) two shares of the Company's $0.01 par value common stock (Shares) and (ii) one warrant permitting the purchase of one Share (Warrant).

         2. Warrants. Each Warrant will entitle the registered holder of a Warrant (Warrant Holder) to purchase from the Company one Share at $4.00 per share (Exercise Price). A Warrant Holder may exercise all of any number of Warrants resulting in the purchase of a whole number of Shares.

         3. Exercise Period. The Warrants may be exercised at any time during the period commencing ____________, 1997 and ending at 3:00 p.m., Denver, Colorado time on ____________, 2002
                  (Expiration Date) except as changed by Section 12 of this Agreement. After the Expiration Date, any unexercised warrants will be void and all rights of Warrant Holders shall cease.

         4. Non-Detachability. A Warrant Certificate may not be detached from a Share certificate contained in a Unit until after sixty days from ____________, or earlier at the discretion of Barber & Bronson Incorporated. Until such time a Warrant Certificate may be split up, combined, exchanged or transferred on the books of the Warrant Agent only together with Share Certificates. After _____________, 19___, a Warrant Certificate may be split up, combined, exchanged or transferred on the books of the Warrant Agent.

         5. Certificates. The Warrant Certificates shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached to this Agreement. Warrant
                  Certificates shall be signed by, or shall bear the facsimile signature of, the President or a Vice President of the Company and the Secretary or an Assistant Secretary of the Company and shall bear a facsimile of the Company's corporate seal. If any person, whose facsimile signature has been placed upon any Warrant Certificate of the signature of an officer of the Company, shall have ceased to be such officer before such Warrant Certificate is countersigned, issued and delivered, such Warrant Certificate shall be countersigned, issued and delivered with the same effect as if such person had not ceased to be such officer. Any Warrant Certificate may be signed by, or made to bear the facsimile signature of, any person who at the actual date of the preparation of such Warrant Certificate shall be a proper



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                  officer of the company to sign such Warrant Certificate even though such person was not such an officer upon the date of the Agreement.

         6. Countersigning. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent hereby is authorized to countersign and deliver to, or in accordance with the instructions of, any Warrant Holder any Warrant Certificate which is properly issued.

         7. Registration of Transfer and Exchanges. Subject to the provisions of Section 4, the Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant Certificate to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued in the name of and to the transferee and the surrendered Warrant Certificate shall be cancelled.

         8.       Exercise of Warrants.

                  a. Any one Warrant or any multiple of one Warrant evidenced by any Warrant Certificate may be exercised upon any single occasion on or after the Exercise Date, and on or before the Expiration Date. A Warrant shall be exercised by the Warrant Holder by surrendering to the Warrant Agent the Warrant Certificate evidencing such Warrant with the exercise form on the reverse of such Warrant Certificate duly completed and executed and delivering to the Warrant Agent, by good check or bank draft payable to the order of the Company, the Exercise Price for each Share to be purchased.

                  b. Upon receipt of a Warrant Certificate with the exercise form thereon duly executed together with payment in full of the Exercise Price for the Shares for which Warrants are then being exercised, the Warrant Agent shall requisition from any transfer agent for the Shares, and upon receipt shall make delivery of, certificates evidencing the total number of whole Shares for which Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder. Such certificates for the Shares shall be deemed to be issued, and the person to whom such shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date for the surrender of such Warrant Certificate and payment of the Exercise Price, whichever shall last occur, provided that if the books of the Company with respect to the Shares shall be deemed to be issued, and



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                           the person to whom such Shares are issued of record
                           shall be deemed to have become a record holder of such Shares, as of the date on which such books shall next be open (whether before, on or after the Expiration Date) but at the Exercise Price, whichever shall have last occurred, to the Warrant Agent.

                  c. If less than all the Warrants evidenced by A Warrant Certificate are exercised upon a single occasion, a new Warrant Certificate for the balance of the Warrants not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date.

                  d. All Warrant Certificates surrendered upon exercise of the Warrants shall be cancelled.

                  e. Upon the exercise, or conversion of any warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Issuer and the Warrant Agent at a federally insured commercial bank. All funds deposited in the escrow account will be disbursed on a weekly basis to the issuer once they have been determined by the Warrant Agent to be collected funds. Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised warrants to be issued.

                  f. Expenses incurred by American Securities Transfer, Inc. while acting in the capacity as Warrant Agent will be paid by the Company. These expenses, including delivery of exercised share certificates to the shareholder, will be deducted from the exercise fee submitted prior to distribution of funds to the Issuer. A detailed accounting statement relating to the number of shares exercised, names of registered warrant holder and the net amount of exercised, funds remitted will be given to the Issuer with the payment of each exercise amount.

                  g. At the time of exercise of the warrant(s), the transfer fee is to be paid by shareholder. In the event the shareholder must pay the fee and fails to remit same, the fee will be deducted from the proceeds prior to distribution to the Company.

         9. Taxes. The Company will pay all taxes attributable to the initial issuance of Shares upon exercise of Warrants. The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in any issue of Warrant Certificates or in the issue of any certificates of Shares in the name other than that of the Warrant Holder upon the exercise of any Warrant.



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         10.      Mutilated or Missing Warrant Certificates.  If any Warrant
                  Certificate is mutilated, lost, stolen or destroyed, the Company and the Warrant Agent may, on such terms as to indemnify or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), and upon receipt of evidence satisfactory to the Company and the Warrant Agent of such mutilation, loss, theft or destruction, issue a substitute Warrant Certificate of like denomination or tenor as the Warrant Certificate so mutilated, lost, stolen or destroyed. Applicants for substitute Warrant Certificates shall comply with such other reasonable regulations and pay any reasonable charges as the Company or the Warrant Agent may prescribe.

         11. Reservation of Shares. For the purpose of enabling the Company to satisfy all obligation to issue Shares upon exercise of Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of Warrants will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens, charges and security interests with respect to the issue thereof.

         12. Governmental Restrictions. If any Shares issuable upon the exercise of Warrants require registration or approval of any governmental authority, the Company will endeavor to secure such registration or approval; provided that in no event shall such Shares be issued, and the Company shall have the authority to suspend the exercise of all Warrants, until such registration or approval shall have been obtained; but all Warrants, the exercise of which is requested during any such suspension, shall be exercisable at the Exercise Price. If any such period of suspension continues past the Expiration Date, all Warrants, the exercise of which have been requested on or prior to the Expiration Date, shall be exercisable upon the removal of such suspension until the close of business on the business day immediately following the expiration of such suspension.

         13. Adjustments. If prior to the exercise of any Warrants, the Company shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its $0.01 par value common stock outstanding without receiving compensation therefore in money, services or property, the number of shares of common stock subject to the Warrant granted shall, (i) if a net increase shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately reduced and the cash consideration payable per share be proportionately increased.




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         14.      Notice to Warrant Holders.  Upon any adjustment as described in Section 13, the Company within 20 days thereafter shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause written notice of such adjustments to be given to each Warrant Holder as of the record date applicable to such adjustment. Also, if the Company proposes to enter into any reorganization, reclassification, sale of substantially all of its assets, consolidation, merger, dissolution, liquidation or winding up, the Company shall give notice of such fact at least 20 days prior to such action to all Warrant Holders which notice shall set forth such facts as indicated the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the shares or other securities and property deliverable upon exercise of the Warrants. Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate corporate action taken by the Company.

         15. No Fractional Warrants or Shares. The Company shall not be required to issue fractions of Warrants upon the reissue of Warrants, any adjustments as described in Section 13 or otherwise; but the Company in lieu of issuing any such fractional interest, shall round up or down to the nearest full Warrant. If the total Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up or down to the nearest full share.




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         16.      Redemption.

                  a. The then outstanding Warrants may be redeemed, at the option of the Company, at $0.01 per share of Common Stock purchasable upon exercise of such Warrants, at any time after the Daily Market Price (as defined) per share of the Common Stock for a period of at least 20 consecutive trading days within 30 days prior to the date notice of redemption is given averages or exceeds $6.00, and prior to expiration of the Warrants. The Daily Market Price of the Common Stock shall be determined by the Company in the manner set forth in Section 16(e) as of the end of each trading day (or, if no trading in the Common Stock occurred on such day, as of the end of the immediately preceding trading day in which trading occurred) and verified to the Warrant Agent before the Company may give notice of redemption. All outstanding Warrants must be redeemed if any are redeemed, and any right to exercise an outstanding Warrant shall terminate at 3:00 p.m. (Rocky Mountain Time) on the business day immediately preceding the date fixed for redemption. A trading day shall mean a day in which trading of securities occurred on the New York Stock Exchange.

                  b. The Company may exercise its right to redeem the Warrants only by giving the notice set forth in the following sentence after the end of the applicable period of 20 consecutive trading days referred to in Section 16 (a). In case the Company shall exercise its right to redeem, it shall give notice to the Warrant Agent and the registered holders of the outstanding Warrants, by mailing to such registered holders a notice of redemption, first class' postage prepaid, at their addresses as they shall appear on the records of the Warrant Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the registered holder actually receives such notice.

                  c. The notice of redemption shall specify the redemption price, the date fixed for redemption (which shall be between the thirtieth and forty- fifth day after such notice is mailed), the place where the Warrant certificates shall be delivered and the redemption price shall be paid, and that the right to exercise the Warrants shall terminate at 3:00 P.M. (Rocky Mountain Time) on the business day immediately preceding the date fixed for redemption.

                  d. Appropriate adjustment shall be made to the redemption price and to the minimum Daily Market Price prerequisite to redemption set forth in Section 16(a) hereof, in each case on the same basis as provided in Section 13 hereof with respect to adjustment of the Warrant Price.

                  e. For purposes of this Agreement, the term "Daily Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market and not in The Nasdaq National Market nor on any national securities exchange, the



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                  closing bid price of the Common Stock on the trading day in question, as reported by the Nasdaq Small Cap Market (or an equivalent generally accepted reporting service if quotations are not reported on The Nasdaq Small Cap Market), or (ii) if the Common Stock is traded in The Nasdaq National Market or on a national securities exchange, the daily per share closing price of the Common Stock in The Nasdaq National Market or on the principal stock exchange on which it is listed on the trading day in question, as the case may be. For purposes of clause (i) above, if trading in the Common Stock is not reported by The Nasdaq Small Cap Market, the bid price referred to in said clause shall be the lowest bid price as reported in the Nasdaq Electronic Bulletin Board or, if not reported thereon, as reported in the "pink sheets" published by National Quotation Bureau, Incorporated, and, if such Common Stock is not so reported, shall be the price of a share of Common Stock determined by the Company's Board of Directors in good faith. The closing price referred to in clause (ii) above shall be the last reported sale price or, in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in The Nasdaq National Market or on the national securities exchange on which the Common Stock is then listed.

         17. Rights of Warrant Holders. No Warrant Holder, as such, shall have any rights of a shareholder of the Company, either at a law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in this Agreement or in the Warrant Certificates. The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Warrant Certificates as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

         18. Warrant Agent. The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of his Warrants, shall be bound:

                  a. Statements contained in this Agreement and in the Warrant Certificates shall be taken as statements of the Company. The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

                  b. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company's covenants contained in this Agreement or in the Warrant Certificates.





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                  c.       The Warrant Agent may consult at any time with
                           counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advise of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

                  d. The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                  e. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind in nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for this Agreement except as a result of the Warrant Agent's negligence or bad faith.

                  f. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred in connection with such action, suit or legal proceeding, but this provision shall not effect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interest may appear.

                  g. The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any



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                           transaction in which the Company may be interested,
                           or contact with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

         19. Successor Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper of any further act of a party or the parties hereto. In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent.

         20. Change of Warrant Agent. The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then any Warrant Holder may apply to the District Court for Denver County, Colorado, for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such Court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such Court, shall be a bank or a trust company, in good standing, organized under the laws of the State of Colorado or of the United States of America, having its principal office in Denver, Colorado and having at the time of its appointment as Warrant Agent, a combined capital and surplus of at least four million dollars. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it thereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer. Failure to give any notice provided for in the section, however, or any defect



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                  therein, shall not affect the legality or validity of the
                  resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

         21. Notices. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                                             UStel, Inc.
                                      Attn: Robert L.B. Diener
                                   2775 South Rainbow Blvd., #102
                                       Las Vegas, Nevada 89102

                  Any notice or demand authorized by this Agreement to be given or made by any Warrant Holder or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

                              American Securities Transfer & Trust, Inc.
                                    1825 Lawrence Street, Suite 444
                                         Denver, CO 80202-1817

                  Any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Warrant Certificates maintained by the Warrant Agent.

         22. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable.

         23. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.



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         24.      Termination. This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Warrants have been exercised; provided, however, that if exercise of the Warrants is suspended pursuant to
                  Section 12 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following expiration of such suspension. The provisions of Section 18 shall survive such termination.

         25. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be construed in accordance with the laws of said State.

         26. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Warrant Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrant Holders.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.



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Date: _____________________
                                       UStel, Inc.
                                       A __________ corporation

                                       By: ___________________

SEAL

ATTEST:

____________________________
Secretary:

                                      American Securities Transfer & Trust, Inc.
                                      A Colorado corporation

                                      By:_________________________________
                                                 Vice President:


SEAL

ATTEST:

_____________________________



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